UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTIONS 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 1, 2010

AVID TECHNOLOGY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	0-21174 (Commission File Number)	04-2977748 (I.R.S. Employer Identification No.)
75 Network Drive, Burlington, Massachusetts (Address of Principal Executive Offices)	01803 (Zip Code)
Registrant's telephone number, including area code: (978) 640-6789
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(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 1, 2010, Avid Technology, Inc. (the “Company”) and its wholly owned subsidiary Avid Technology International B.V. (“Avid Europe” and together with the Company, the “Borrowers”), together with the Company’s subsidiaries Pinnacle Systems, Inc. (“Pinnacle”) and Avid General Partner B.V. (“General Partner”), as guarantors entered into a Credit Agreement (the “Credit Agreement”) with the lenders thereto (the “Lenders”) and Wells Fargo Capital Finance LLC, as agent.  Pursuant to the Credit Agreement, the Lenders agreed to provide revolving credit facilities (the “Credit Facilities”) (i) for the Company of up to a maximum of $40 million outstanding at any time and (ii) for Avid Europe of up to a maximum of an additional $20 million outstanding at any time.  The Avid Europe facility will become available upon the satisfaction of certain conditions, in accordance with the Credit Agreement.  The borrowing availability under the Credit Facilities is based on the lesser of (i) the foregoing commitments for the Company and Avid Europe, as applicable, and (ii) a borrowing base which is a percentage of the accounts receivable and inventory of the Company or Avid Europe, as applicable.  The actual amount available for the Company or Avid Europe to borrow will vary depending upon changes in the level of their respective accounts receivable and inventory, and is subject to other terms and conditions which are more specifically described in the Credit Agreement.  The borrowing availability is also subject to other reserve requirements which may be established by the Agent as provided in the Credit Agreement.  The Credit Facilities have a maturity of four years, at which time the Lenders’ commitments to provide additional credit shall be terminated and the Borrowers must pay all outstanding obligations thereunder.  Prior to the maturity of the Credit Facilities, any amounts borrowed may be repaid and, subject to the terms and conditions of the Credit Agreement, reborrowed in whole or in part without penalty.  As of the date hereof, the Borrowers have not borrowed any funds under the Credit Agreement.

Interest accrues on outstanding borrowings under the Credit Facilities at a rate of either LIBOR (as defined in the Credit Agreement) plus 2.75% or a Base Rate (as defined in the Credit Agreement) plus 1.75%, at the option of the Borrowers.  The Borrowers must also pay to the Lenders, on a monthly basis, an unused line fee at a rate of 0.625% per annum on an amount equal to (1) the average lending commitments under the Credit Facilities during the immediately preceding month less (2) the average daily amount of the outstanding borrowings plus the undrawn amount of any outstanding letters of credit under the Credit Facilities during the immediately preceding month.  During the term of the Credit Facilities, the Borrowers are entitled to reduce the maximum amounts of the Lenders’ commitments, subject to the payment of certain fees based on the amount of any reduction.

The Company and Pinnacle have provided guarantees and liens on substantially all of their assets to secure the obligations of all obligors under the Credit Facilities, including the obligations of the Company as borrower under its portion of the Credit Facilities.  In addition, Avid Europe has granted liens on substantially all of its assets to secure its obligations as borrower under its portion of the Credit Facilities.  General Partner has provided a guarantee and liens on substantially all of its assets to secure the obligations of Avid Europe under the Credit Facilities.  However, neither Avid Europe nor General Partner shall be liable in respect of any obligations of the Company or Pinnacle, no security interest granted by Avid Europe or General Partner under any of the loan documents with respect to the Credit Facilities shall secure any obligations of the Company or Pinnacle, and all amounts received under the Credit Facilities on account of the obligations of Avid Europe or General Partner shall be applied or credited solely to the obligations of Avid Europe or General Partner.

The Credit Agreement requires the Company to maintain liquidity (comprised of unused availability under the Company’s portion of the Credit Facilities plus certain unrestricted cash and cash equivalents) of $10 million, at least $5 million of which must be from unused availability under the Company’s portion of the Credit Facilities.  Avid Europe is required to maintain liquidity (comprised of unused availability under Avid Europe’s portion of the Credit Facilities plus certain unrestricted cash and cash equivalents) of $5 million, at least $2.5 million of which must be from unused availability under Avid Europe’s portion of the Credit Facilities.

The Credit Agreement contains customary representations and warranties, covenants, mandatory prepayments, and events of default under which the Borrower’s payment obligations may be accelerated.

The foregoing description of the Credit Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibit is filed as part of this Report:

10.1
Credit Agreement by and among Avid Technology, Inc., Avid Technology International B.V., Pinnacle Systems, Inc., Avid General Partner B.V., each of the lenders party thereto, and Wells Fargo Capital Finance, LLC, as agent, dated October 1, 2010.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVID TECHNOLOGY, INC.
(Registrant)
Date: October 7, 2010	By:	/s/ Ken Sexton
Ken Sexton Executive Vice President, Chief Financial Officer and Chief Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description

*10.1
Credit Agreement by and among Avid Technology, Inc., Avid Technology International B.V., Pinnacle Systems, Inc., Avid General Partner B.V., each of the lenders party thereto, and Wells Fargo Capital Finance, LLC, as agent, dated October 1, 2010.

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*  Document filed herewith